UNITED STATES
SECURITIES AND EXCHANGE COMMISISON
WASHINGTON, D.C. 20549


SCHEDULE 13G


UNDER THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No.:  3 )*


Ruths Chris Steak House Inc.
---------------------------------------------------------
(Name of Issuer)

Common Stock
---------------------------------------------------------
(Title of Class of Securities)

783332109
---------------------------------------------------------
(CUSIP Number)

December 31, 2008
-----------------------------------------------------------------------------
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

	[  ]  Rule 13d-1(b)
	[X] Rule 13d-1(c)
	[  ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person?s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be filed for the purpose of Section 18 of the Securities Exchange Act of 1934(Act) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Page 2 of 8
CUSIP No. 783332109
1	NAME OF REPORTING PERSON
	S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

	KDI Capital Partners, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a)  [  ]
	(b)  [  ]

3	SEC USE ONLY


4	CITIZENSHIP OR PLACE OF ORGANIZATION

	North Carolina

-------------------------------------------------------------------------------
Number of Shares Beneficially Owned by Each Reporting Person With

5 	SOLE VOTING POWER
	0
------------------------------------------------------------
6	SHARED VOTING POWER
       0
------------------------------------------------------------
7	SOLE DISPOSITIVE POWER
       0
------------------------------------------------------------
8 	SHARED DISPOSITIVE POWER
       0
-------------------------------------------------------------------------------
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       0

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
	Not Applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	0%

12	TYPE OF REPORTING PERSON
	OO

Page 3 of 8
CUSIP No. 783332109
1	NAME OF REPORTING PERSON
	S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

	John M. Day

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a)  [  ]
	(b)  [  ]

3	SEC USE ONLY


4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

-------------------------------------------------------------------------------
Number of Shares Beneficially Owned by Each Reporting Person With

5	SOLE VOTING POWER
       0
-----------------------------------------------------------
6	SHARED VOTING POWER
       0
-----------------------------------------------------------
7	SOLE DISPOSITIVE POWER
       0
-----------------------------------------------------------
8 	SHARED DISPOSITIVE POWER
       0
-------------------------------------------------------------------------------
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       0

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
	Not Applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	0%

12	TYPE OF REPORTING PERSON
	IN

Page 4 of 8
CUSIP No. 783332109
1	NAME OF REPORTING PERSON
	S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

	Sheldon M. Fox

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a)  [  ]
	(b)  [  ]

3	SEC USE ONLY


4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

-------------------------------------------------------------------------------
Number of Shares Beneficially Owned by Each Reporting Person With

5	SOLE VOTING POWER
       0
-----------------------------------------------------------
6	SHARED VOTING POWER
       0
-----------------------------------------------------------
7	SOLE DISPOSITIVE POWER
       0
-----------------------------------------------------------
8	SHARED DISPOSITIVE POWER
       0
-------------------------------------------------------------------------------
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       0

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       Not Applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	0%

12	TYPE OF REPORTING PERSON
	IN

Page 5 of 8
CUSIP No. 783332109

Item 1 (a)	Name of Issuer:  RUTHS CHRIS STEAK HOUSE, INC.

Item 1 (b)	Address of Issuers Principal Executive Offices:
		500 International Parkway
		Heathrow, FL 32746

Item 2	(a)	Name of Person Filing:
(i) KDI Capital Partners
(ii) John M. Day
(iii) Sheldon M. Fox

Item 2 (b)	Address of the principal business office of each of the persons identified in 2(a) above:  4101 Lake Boone Trail, Suite 218, Raleigh,
North Carolina, 27607

Item 2 (c)	(i)	KDI Capital Partners, LLC is a North Carolina
Limited Liability Company
(ii) John M. Day is a citizen of the United States of America
(iii) Sheldon M. Fox is a citizen of the United States of America


Item 2 (d)	Common Stock

Item 2 (e)	CUSIP Number:  783332109

Item 3		If this statement is filed pursuant to ss.ss.240.13d-1 or
240.13d-2(b) or (c), check whether the person filing is a:

		Not applicable

Item 4 (a)	Amount beneficially owned:

(i) KDI Capital Partners, LLC,  0
(ii) John M. Day,  0
(iii) Sheldon M. Fox  0

Item 4 (b)	Percent of Class
(i) KDI Capital Partners, LLC,  0%
(ii) John M. Day,  0%
(iii) Sheldon M. Fox 0%

Item 4 (c)	Number of Shares of which such person has:

Page 6 of 8
CUSIP No. 783332109

(i) Sole power to vote or to direct the vote
(a) KDI Capital Partners, LLC,  0
(b) John M. Day,  0
(c) Sheldon M. Fox  0

(ii) Shared power to vote or to direct the vote
(a) KDI Capital Partners, LLC,  0
(b) John M. Day,  0
(c) Sheldon M. Fox  0

(iii) Sole power to dispose or to direct the disposition of
(a) KDI Capital Partners, LLC,  0
(b) John M. Day,  0
(c) Sheldon M. Fox  0

(iv) Shared power to dispose or to direct the disposition of
(a) KDI Capital Partners, LLC,  0
(b) John M. Day,  0
(c) Sheldon M. Fox  0

Item 5		Ownership of Five Percent or Less of a Class

		If this statement is being filed to report the fact that as of the date
Hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ X ].

Item 6		Ownership of More than Five Percent on Behalf of Another Person

		Not Applicable

Item 7		Identification and Classification of the Subsidiary Which Acquired
the Security Being Reported on By the Parent Holding Company

		Not Applicable

Item 8		Identification and Classification of Member of the Group

		Not Applicable

Item 9		Notice of Dissolution of Group

		Not Applicable

Page 7 of 8
CUSIP No. 783332109

Item 10	Certification

		By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant I any transaction having that purpose or effect.

				SIGNATURE

	After reasonable inquiry and to the best of my knowledge and belief, I Certify that the information set forth in this statement is true, complete
And correct.


	Dated: February 12, 2009		KDI CAPITAL PARTNERS, LLC*

						By:	/s/ John M. Day
							_____________________________								John M. Day
							Managing Member


						JOHN M. DAY*

						/s/ John M. Day
						____________________________________


						SHELDON M. FOX*

						/s/ Sheldon M. Fox
						____________________________________

*The Reporting Persons disclaim beneficial ownership in the shares reported herein except to the extent of their pecuniary interest therein.

Page 8 of 8
CUSIP No. 783332109

Exhibit A

AGREEMENT

The undersigned agree that this Schedule 13G dated February 12, 2009 relating To the Common Stock of Ruths Chris Steak House, Inc. shall be filed on behalf of the undersigned.

	Dated: February 12, 2009		KDI CAPITAL PARTNERS, LLC*

						By:	/s/ John M. Day
							_____________________________								John M. Day
							Managing Member


						JOHN M. DAY*

						/s/ John M. Day
						____________________________________

																		SHELDON M. FOX*

						/s/ Sheldon M. Fox
						____________________________________

*The Reporting Persons disclaim beneficial ownership in the shares reported herein except to the extent of their pecuniary interest therein.